Exhibit 99.l

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact
Michael Doble
703.284.4345
corporatepr@raytheon.com

FOR IMMEDIATE RELEASE

Raytheon Systems Limited Reaches Settlement with
United Kingdom Home Office

Concludes dispute regarding the termination of eBorders contract

Waltham, Mass. (Mar. 27, 2015) — Raytheon Company (NYSE: RTN) announced today that its United Kingdom subsidiary, Raytheon Systems Limited (RSL, also known as Raytheon U.K.), has reached an amicable settlement with the United Kingdom (U.K.) Home Office — successfully concluding a long-running dispute with the U.K. Home Office regarding the July 2010 termination of its eBorders contract.
The settlement includes a cash payment from the U.K. Home Office to RSL of £150M in exchange for the resolution of all claims and counterclaims of both parties that were part of the London arbitration of the eBorders contract claims.
In July 2010, the U.K. Home Office terminated the eBorders contract that RSL had with the U.K. Border Agency to provide electronic border security capabilities. RSL disputed the validity of the termination. In August 2010, the U.K. Home Office initiated arbitration proceedings and brought substantial claims against RSL.
In August 2014, after more than four years of litigation, the Arbitration Tribunal found that the U.K. Home Office had unlawfully terminated the contract. It denied all of the U.K. Home Office claims against RSL, and awarded RSL damages for breach of contract by the U.K. Home Office and other compensation amounting to £186M plus interest. The Arbitration Tribunal reserved its decision on costs.
The U.K. Home Office challenged the award, and in February 2015, a judge of the London High Court partially upheld the challenge, but stayed his decision and granted both parties permission to appeal. RSL filed an appeal denying there was any proper basis for a challenge and relying on the well-established principles of finality of arbitral awards and non-intervention by national courts in the arbitration process.
To avoid further uncertainty and the expense of more protracted litigation, and to strengthen their important customer relationship with the British Government, Raytheon and RSL have decided to put this matter behind them.
Importantly, RSL and Raytheon Company have continued throughout this dispute to serve as valued suppliers to the British Government on key defence, national security and commercial pursuits.

About Raytheon
Raytheon Company, with 2014 sales of $23 billion and 61,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 93 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as cyber security and a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @raytheon.